[Venable LLP Letterhead]



                               September 30, 2004

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019-6099

                  Re: Smith Barney World Funds, Inc.

Ladies and Gentlemen:

      We have acted as special Maryland counsel to Smith Barney World Funds, Inc., a Maryland corporation (the "Company"), in connection with the Company's filing of Post-Effective Amendment No. 30 ("Post-Effective Amendment No. 30") to its Registration Statement on Form N-1A, Securities Act File No. 33-39564; 1940 Act Registration No. 811-06290 (the "Registration Statement"), and the Company's future issuance of Class C Shares of its Smith Barney Inflation Management Fund (formerly, Global Government Bond Portfolio) (the "Class C Shares").

      We have reviewed the Company's Charter and Bylaws. We have examined the Prospectus and Statement of Additional Information (the "SAI") included in Post-Effective Amendment No. 30, substantially in the form in which it is to become effective (the Prospectus and the SAI, collectively, the "Prospectus"). We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and in good standing and duly authorized to transact business in the State of Maryland.

      We have also examined and relied on such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

      Based on such examination, we are of the opinion that:


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Willkie Farr & Gallagher
September 30, 2004
Page 2

      1. The Company has been duly organized and is validly existing and in good standing as a Maryland corporation.

      2. To the extent of the number of Class C Shares authorized to be issued by the Company in its Charter, the Class C Shares to be offered for sale pursuant to the Prospectus are duly authorized and, when hereafter sold, issued and paid for at their net asset values as contemplated in the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

      This letter expresses our opinion with respect to the Maryland General Corporation Law governing the matters set forth above. It does not extend to the securities or "blue sky" laws of Maryland. We express no opinion with respect to federal securities laws or other laws of the United States, nor to the laws of any other jurisdiction.

      You may rely on our foregoing opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or for any other purpose without our prior written consent. This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

      We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                               Very truly yours,

                                        /s/ Venable LLP

                                        Venable LLP